Exhibit 99.1

Par Pacific Announces Closing of Private Placement of $500 Million of Senior Notes and Increase and Extension of ABL

HOUSTON, May 14, 2026 – Par Pacific Holdings, Inc. (NYSE and NYSE Texas: PARR) (“Par Pacific” or the “Company”) announced today that Par Petroleum, LLC, a wholly owned subsidiary of Par Pacific (“Par Petroleum”), closed its private placement (the “Offering”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), of $500 million in aggregate principal amount of 7.375% senior unsecured notes due 2034 (the “Notes”). The Company also announced the increase in lender commitments under its senior secured asset-based revolving credit facility (the “ABL Credit Facility”) to up to $1.8 billion and the extension of the maturity date thereof to 2031.

The Company used the net proceeds from the Offering, together with cash on hand and borrowings under the ABL Credit Facility, to repay all of the aggregate principal balance under and terminate Par Petroleum’s term loan due 2030.

The offer and sale of the Notes and the related guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, these securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. These securities were offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities or any other securities, nor shall there be any sale of these securities or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE and NYSE Texas: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. Par Pacific owns and operates 219,000 bpd of combined refining capacity across four locations in Hawaii, the Pacific Northwest and the Rockies, and an extensive energy infrastructure network, including 13 million barrels of storage, and marine, rail, rack, and pipeline assets. In addition, Par Pacific operates the Hele retail brand in Hawaii and the “nomnom” convenience store chain in the Pacific Northwest. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado.

Investor Contact:

Ashimi Patel Vitter

VP, Investor Relations & Sustainability

(832) 916-3355

apatel@parpacific.com